Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3/A, and related Prospectus of ViryaNet Ltd. for the registration of 4,067,305 of its Ordinary Shares and to the incorporation by reference therein of our report dated June 29, 2005, with respect to the consolidated financial statements of ViryaNet Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ KOST, FORER GABBAY and KASIERER

Tel-Aviv, Israel	KOST, FORER GABBAY and KASIERER
January 19, 2005	A Member of Ernst & Young Global